Exhibit 2

AGREEMENT AND PLAN OF MERGER

Among

PILGRIM’S PRIDE CORPORATION,

PPC ACQUISITION CORP.

and

WLR FOODS, INC.

Dated September 27, 2000

TABLE OF CONTENTS

Section                                                                                                                                                              Page

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB .22

DEFINED TERMS

Term                                                                                                         Location
Acquiror                                                                                                   Introductory paragraph
Acquiror Expenses                                                                                   8.02
Acquiror Sub                                                                                            Introductory paragraph
affiliate                                                                                                      9.03
Agreement                                                                                                Introductory paragraph
Alternative Proposal Fee                                                                          8.02
Articles of Merger                                                                                    1.02
beneficial owner                                                                                       9.03
Blue Sky Laws                                                                                         3.05
Business Combination Transaction                                                            8.02
business day                                                                                             9.03
Certificates                                                                                               2.03
Claim                                                                                                       3.09
Cleanup                                                                                                   3.13
Closing                                                                                                    1.02
Code                                                                                                       3.10
Company                                                                                                 Introductory paragraph
Company Banker                                                                                    3.14
Company Class B Common Stock                                                          3.03
Company Common Stock                                                                       2.01
Company Disclosure Schedule                                                                 Article III
Company Employment Contracts                                                             3.10
Company Expenses                                                                                 8.02
Company Options                                                                                   2.02
Company Permits                                                                                    3.06
Company Plans                                                                                       3.03
Company Preferred Stock                                                                       3.03
Company SEC Reports                                                                           3.07
Company Shareholders’ Meeting                                                             6.01
Company Subsidiary                                                                               3.01
Company Warrants                                                                                 3.03
Confidentiality Agreement                                                                        6.04
Corporation Commission                                                                         1.02
Effective Time                                                                                          1.02
Environment                                                                                             3.13
Environment, Health and Safety Liabilities                                                3.13
Environmental Law                                                                                  3.13
ERISA                                                                                                     3.10
Exchange Act                                                                                           3.05
Facility                                                                                                     3.13
GAAP                                                                                                     3.07
Governmental Authority                                                                           3.06
Hazardous Activity                                                                                  3.13
Hazardous Material                                                                                 3.13
HSR Act                                                                                                  3.05
Indemnified Parties                                                                                  6.06
Intellectual Property                                                                                 3.18
IRS                                                                                                          3.10
Laws                                                                                                        3.05
Major Customers                                                                                    3.23
Material Adverse Effect                                                                           3.01
Material Contract                                                                                    3.19
Merger                                                                                                    Recitals
Merger Consideration                                                                             2.01
Most Recent Balance Sheet                                                                    3.07
Most Recent Financial Statements                                                           3.07
Occupational Safety and Health Law                                                       3.13
Order                                                                                                      3.09
Paying Agent                                                                                           2.03
person                                                                                                     9.03
Phase I Assessment                                                                                6.17
Phase II Assessment                                                                               6.17
Plans                                                                                                       3.10
Proxy Statement                                                                                     3.25
Release                                                                                                   3.13
Rights Agreement                                                                                   3.26
SEC                                                                                                        2.03
Securities Act                                                                                          3.07
Security Interest                                                                                     3.17
Shares                                                                                                    2.01
subsidiaries                                                                                             9.03
subsidiary                                                                                               9.03
Surviving Corporation                                                                            1.01
Takeover Proposal                                                                                6.05
Terminating Acquiror Breach                                                                 8.01
Terminating Company Breach                                                                8.01
Third Party Provisions                                                                            9.05
Transactions                                                                                           Recitals
Virginia Law                                                                                           Recitals

                    AGREEMENT AND PLAN OF MERGER, dated as of September 27, 2000 (this “Agreement”), by and among Pilgrim’s Pride Corporation, a Delaware corporation (“Acquiror”), PPC Acquisition Corp., a Virginia corporation and a direct, wholly owned subsidiary of Acquiror (“Acquiror Sub”), and WLR Foods, Inc., a Virginia corporation (the “Company”).

                    WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Stock Corporation Act of the Commonwealth of Virginia (“Virginia Law”), will merge with and into the Company (the “Merger”);

                    WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger is in the best interests of the Company and its shareholders and approved and adopted this Agreement and the transactions contemplated hereby (the “Transactions”) and (ii) recommended approval and adoption of this Agreement and approval of the Merger by, and directed that this Agreement and the Merger be submitted to a vote of, the shareholders of the Company; and

                    WHEREAS, the Boards of Directors of Acquiror and Acquiror Sub have determined that the Merger is in the best interests of Acquiror, Acquiror Sub and their stockholders and have approved and adopted this Agreement and the Transactions.

                    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Acquiror Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

                    SECTION 1.01.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Virginia Law, at the Effective Time (as hereinafter defined), Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Pilgrim’s Pride Corporation of Virginia, Inc.

                    SECTION 1.02.  Effective Time; Closing. As promptly as practicable and in no event later than the twentieth business day following the satisfaction or waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the State Corporation Commission of the Commonwealth of Virginia (the “Corporation Commission”) in such form as is required by, and executed in accordance with the relevant provisions of, Virginia Law. The term “Effective Time” means the date and time of the approval of the Articles of Merger by the Corporation Commission (or such later time as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing (the “Closing”) will be held at the offices of Baker & McKenzie in Dallas, Texas (or such other place and time as the parties may agree).

                    SECTION 1.03.  Effect of the Merger. The effect of the Merger shall be as provided in the applicable provisions of Virginia Law.

                    SECTION 1.04.  Articles of Incorporation; Bylaws. (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time by operation of this Agreement and by virtue of the Merger without any further action by the shareholders or directors of the Surviving Corporation to read the same in its entirety the Articles of Incorporation of Acquiror Sub, as in effect immediately prior to the Effective Time, except that Article 1 thereof shall be amended to read in its entirety as follows: "1. The name of the corporation is Pilgrim’s Pride Corporation of Virginia, Inc."

                    (b)      At the Effective Time, the Bylaws of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                    SECTION 1.05.  Directors and Officers. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until a successor is elected or appointed and has qualified or until the earliest of such director’s death, resignation, removal or disqualification, and the officers of the Company (other than the Chief Executive Officer and Chief Financial Officer) immediately prior to the Effective Time and the Chief Executive Officer and Chief Financial Officer of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the Bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                    SECTION 2.01.  Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror Sub, the Company or the holders of any of the following shares of capital stock:

                    (a)      Each share of Class A Common Stock, no par value, of the Company (“Company Common Stock”; shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and shall be converted automatically into the right to receive an amount equal to $14.25 in cash (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.03, of the certificate that formerly evidenced such Share, less any required withholding taxes;

                    (b)      Each Share held in the treasury of the Company and each Share owned by Acquiror Sub, Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                    (c)      Each share of Common Stock of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

                    SECTION 2.02.  Employee Stock Options; Warrants. (a) At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) granted under Company’s 1998 Long Term Incentive Plan and 1988 Long Term Incentive Plan, whether or not then exercisable, shall be canceled by the Company, and each holder of a canceled Company Option shall be entitled to receive no later than the later of (x) the Effective Time and (y) 10 days after the receipt of a release and waiver from such holder as described in the final sentence of this subsection (a), from the Surviving Corporation, in consideration for the cancellation of such Company Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option, less any required withholding taxes. The Company shall obtain from each person named in Section 2.02 of the Company Disclosure Schedule, and shall use its best efforts to obtain from each other holder of a Company Option, a release and waiver effective as of the Effective Time of each such person’s rights under the terms of any Company Option.

                    (b)      At the Effective Time, pursuant to the terms of each outstanding warrant granted to First Union National Bank and Harris Trust and Savings Bank (a “Company Warrant”), each holder of a Company Warrant shall be entitled to receive promptly upon exercise thereof subsequent to the Closing from the Surviving Corporation an amount in cash equal to the product of (i) the number of Shares previously subject to such Company Warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Warrant, less any required withholding taxes.

                    SECTION 2.03.  Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Acquiror Sub shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the “Paying Agent”) for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.01(a). At the Effective Time, Acquiror shall cause the Surviving Corporation to have sufficient funds to deposit, and shall cause the Surviving Corporation to deposit in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by Acquiror or Acquiror Sub) and (ii) the Merger Consideration. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise); provided, however, that no loss on any investment made pursuant to this Section 2.03 shall relieve Acquiror or the Surviving Corporation of its obligation to pay the Merger Consideration for each Share outstanding immediately prior to the Effective Time.

                    (b)      Promptly after the Effective Time, Acquiror shall cause the Surviving Corporation to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to any required withholding taxes, the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If a mutilated Certificate is surrendered to the Paying Agent or the holder of a Certificate submits an affidavit to the Paying Agent stating that the Certificate has been lost, destroyed or wrongfully taken, then such holder shall, if required by the Surviving Corporation, furnish an indemnity bond sufficient in the reasonable judgment of the Surviving Corporation to protect Acquiror, the Surviving Corporation and the Paying Agent from any loss that any of them may suffer. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration.

                    (c)      At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration properly delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                    (d)      At the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Except as set forth in the Disclosure Schedule delivered by the Company and signed by the Company and Acquiror for identification prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which shall be numbered in such a way as to correspond with the section references below and the disclosure made shall relate only to the representations and warranties made within the relevant section, the Company hereby represents and warrants to Acquiror and Acquiror Sub that:

                    SECTION 3.01.  Organization, Qualification and Corporate Power; Subsidiaries. The Company is a corporation, and each subsidiary of the Company (a “Company Subsidiary”) is a corporation or partnership, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary are duly qualified or licensed as a foreign corporation or partnership to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means with respect to any person, any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or other), business, operations, properties, assets, liabilities or results of operations of such person and its subsidiaries, taken as a whole, or to the transactions contemplated by this Agreement. A true and correct list of all Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule. Except as disclosed in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                    SECTION 3.02.  Articles of Incorporation and Bylaws. The Company has heretofore furnished to Acquiror a complete and correct copy of the Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents.

                    SECTION 3.03.  Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 100,000,000 shares of Class B Common Stock, no par value (“Company Class B Common Stock”), and 50,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of September 26, 2000, (a) 16,203,403 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, (b) 700,750 shares of Company Common Stock were issuable pursuant to outstanding Company Options and (c) 320,364 shares of Company Common Stock were issuable pursuant to outstanding Company Warrants. The number of Company Options and Company Warrants, and the exercise prices thereof, as of September 26, 2000, are set forth in Section 3.03 of the Company Disclosure Schedule. No shares of Company Class B Common Stock or Company Preferred Stock are issued and outstanding. Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including, without limitation, stock appreciation rights) relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary or pay any amounts of money as a result thereof. Between September 26, 2000 and the date of this Agreement, no shares of Company Common Stock have been issued by the Company, except shares issued pursuant to the Company Plans (as defined below) and shares issued pursuant to the exercise of the Company Options and Company Warrants, in each case in accordance with their respective terms as in effect on the date hereof, and no Company Options have been granted. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of, or any equity interest in, any Company Subsidiary. No shareholder of the Company or any Company Subsidiary will have any dissenter’s rights, rights of appraisal or similar rights under Virginia Law in connection with the Merger or the Transactions. Except as described in Section 3.03 of the Company Disclosure Schedule, each outstanding share of capital stock of, or other equity interest in, each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable. The Company’s Poultry Producer Stock Purchase Plan, Amended and Restated Employee Stock Purchase Plan, Dividend Reinvestment and Stock Purchase Plan and Plan to Issue Stock for Director Compensation (collectively, the “Company Plans”) have been suspended, and no stock will be issued under any such plan except as reflected in this Section 3.03. As of the Effective Time, the sum of the number of shares of Company Common Stock then outstanding plus the maximum number of shares of Company Common Stock then issuable (assuming acceleration of any vesting provisions) upon the exercise of Company Options and Company Warrants, shall not exceed 17,155,317, and no shares of Company Common Stock will be issuable pursuant to any of the Company Plans. The maximum amount payable by the Company pursuant to Sections 2.01 and 2.02 is $239,628,752.

                    SECTION 3.04.  Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval and adoption of this Agreement and the Merger by the Company’s shareholders in accordance with this Agreement and Virginia Law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the holders of two thirds of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate Articles of Merger with the Corporation Commission as required by Virginia Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Acquiror Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                    SECTION 3.05.  No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, nor will the transfer of any assets by the Company or any Company Subsidiary, subject to (x) with respect to the Merger, obtaining the requisite approval and adoption of this Agreement and the Merger by the Company’s shareholders in accordance with this Agreement and Virginia Law, and (y) obtaining the consents, approvals, authorizations and permits and making the filings described in Section 3.05(b) and Section 3.05(b) of the Company Disclosure Schedule, (i) conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as specified in Section 3.05(a)(iii) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary, or result in the payment of any amounts as a result of such transactions, or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except for such conflicts, violations, breaches, defaults, rights, liens and consents which could not reasonably be expected to have a Material Adverse Effect on the Company.

                    (b)      The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations promulgated thereunder, and filing and recordation of appropriate Articles of Merger with the Corporation Commission as required by Virginia Law, (ii) as specified in Section 3.05(b) of the Company Disclosure Schedule and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

                    SECTION 3.06.  Permits; Compliance. Except as disclosed in Section 3.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction (“Governmental Authority”) necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess could not reasonably be expected to have a Material Adverse Effect on the Company (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as disclosed in Section 3.06 of the Company Disclosure Schedule, the Company and each Company Subsidiary are in compliance in all material respects with all applicable Laws and Company Permits.

                    SECTION 3.07.  SEC Filings; Financial Statements. (a) Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports and documents required to be filed by it with the SEC since July 1, 1995 (collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is currently required to file any form, report or other document with the SEC.

                    (b)      The Company has delivered to Acquiror true and correct copies of its audited financial statements as of and for the fiscal year ended July 1, 2000 (the “Most Recent Financial Statements”). Each of the Most Recent Financial Statements and the financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all GAAP notes to such financial statements) and each fairly presented in all material respects the financial position, results of operations and changes in shareholders’ equity and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and could not reasonably be expected to have a Material Adverse Effect on the Company).

                    (c)      Except (i) to the extent set forth on the balance sheet as of July 1, 2000 included in the Most Recent Financial Statements (the “Most Recent Balance Sheet”) of the Company and the consolidated Company Subsidiaries, or (ii) as set forth in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since July 1, 2000, which would not, individually or in the aggregate, be material in amount. As of September 25, 2000, the aggregate amount of indebtedness for borrowed money of the Company and the Company Subsidiaries is $53,387,749. Other than for working capital borrowed in the ordinary course of business in accordance with past practice, no additional indebtedness for borrowed money has been incurred between September 25, 2000 and the date hereof.

                    (d)      The Company has heretofore furnished to Acquiror complete and correct copies of all amendments and modifications (if any) that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company as exhibits to the Company SEC Reports and are currently in effect.

                    (e)      The receivables of the Company and the Company Subsidiaries, either reflected on the Most Recent Balance Sheet or created subsequent to July 1, 2000 are, to the extent not previously collected in full, true and valid receivables, created in the ordinary course of the business of the Company and the Company Subsidiaries. Since July 1, 2000, neither the Company nor any Company Subsidiary has (i) permitted or agreed to any extension in the time for payment of receivables other than in the ordinary course of business and consistent with past practice or (ii) changed its collection practices with respect to the receivables, including, without limitation, granted discounts in return for the early collection thereof other than in the ordinary course of business and consistent with past practice.

                    SECTION 3.08.  Absence of Certain Changes or Events. Since July 1, 2000, except as expressly contemplated by this Agreement or as disclosed pursuant to Section 3.08 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since July 1, 2000, there has not been (a) any event or events (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on the Company, (b) any material change by the Company in its accounting methods, principles or practices, (c) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or equity interests of the Company or the Company Subsidiaries or any redemption, purchase or other acquisition of any of the Company’s or the Company Subsidiaries’ securities, (e) any increase in, amendment to or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, (f) any general increase in compensation, bonus, severance or termination pay or other benefits payable to the employees of the Company or the Company Subsidiaries or, except for increases in the ordinary course of business in connection with periodic reviews and in amounts consistent with past practice, any specific increase in the compensation, bonus or other benefits payable to such employees, (g) any payment by the Company or any Company Subsidiary of a bonus to any employee of the Company or any Company Subsidiary, (h) any operation of the business of the Company and the Company Subsidiaries other than in the ordinary course, consistent with past practice; (i) any incurrence of indebtedness for borrowed money or assumption or guarantee of indebtedness for borrowed money by the Company or any Company Subsidiary (other than loans from the Company to any wholly owned Company Subsidiary or from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary), or the grant of any lien on the assets of the Company or the Company Subsidiaries to secure indebtedness for borrowed money, (j) any sale or transfer of any assets of the Company or the Company Subsidiaries other than in the ordinary course of business and consistent with past practice, or (k) any loan, advance or capital contribution to or investment in any person in an aggregate amount in excess of $100,000 by the Company or any Company Subsidiary (excluding any loan, advance or capital contribution to, or investment in, the Company or any wholly owned Company Subsidiary).

                    SECTION 3.09.  Absence of Litigation. Except as disclosed in Section 3.09(a) of the Company Disclosure Schedule, there is no claim, action, suit, proceeding or investigation (“Claim”) pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary, by, on behalf of or before any arbitrator or Governmental Authority which (a) could reasonably be expected to have a Material Adverse Effect on the Company or (b) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Merger. Except as disclosed in Section 3.09(b) of the Company Disclosure Schedule, there is no Claim pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary, by, on behalf of or before any arbitrator or Governmental Authority. The Most Recent Balance Sheet included reasonable loss reserves with respect to each Claim disclosed in Section 3.09 of the Company Disclosure Schedule. Neither the Company or any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to or in violation of any order, executive order, writ, stay, decree, judgment, determination, award or injunction (each an “Order”) that could reasonably be expected to have a Material Adverse Effect on the Company.

                    SECTION 3.10.  Employee Benefit Plans; Agreements. (a) Section 3.10 of the Company Disclosure Schedule lists all plans, programs and arrangements providing benefits and maintained for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, whether or not such plan, program or arrangement is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Plans”). The Company has given or made available to Acquiror a true and complete copy of each Plan document, each material document prepared in connection with each Plan, including any applicable trust agreement, insurance contract or other funding medium, all amendments with respect to such Plan documents, the most recent summary plan description, actuarial report, and determination letter issued by the Internal Revenue Service (“IRS”), Form 5500 with all related schedules filed for the prior three (3) years in respect of each such Plan subject to the annual reporting requirements of ERISA, and each Company Employment Contract (as defined herein). Neither the Company nor any Company Subsidiary presently (nor have they at any time in the past) maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any multi-employer plan within the meaning of ERISA. None of the Plans, other than those as described in Section 3.10(a) of the Company Disclosure Schedule, promises or provides retiree medical or life insurance benefits to any person other than continued medical coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the costs for which are borne by the former employee or beneficiary. Neither the Company nor any Company Subsidiary is a participating employer in any Plan to which more than one employer makes contributions.

                    (b)      Each Plan complies, in both form and operation, in all material respects, with its written terms, and, as applicable with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Law, and no condition exists or event has occurred with respect to any such Plan which would result in any material liability, fine or penalty for the Company or any Company Subsidiary. Each Plan is legally valid and binding and in full force and effect. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan. The Company has not incurred any direct or indirect material liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement and, as of the date hereof, no fact exists or event has occurred that could reasonably be expected to give rise to any such liability. No Plan is or has been covered by Title IV of ERISA or Section 412 of the Code. No Plan is being audited or investigated by any government agency or subject to any pending or threatened Claim. Neither the Company nor any fiduciary of any Plan has engaged in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No event has occurred with respect to which the Company or any Company Subsidiary could be liable for a tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B of the Code, or for a civil penalty under Section 502(d) of ERISA.

                    (c)      The Company and the Company Subsidiaries have complied in all material respects with all Laws pertaining to employment practices, including wage and hour laws, the Americans with Disabilities Act, discrimination laws and the Worker Adjustment Retraining Notification Act, and, except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, no fact or event exists that could give rise to liability under such Laws, except for such occurrences, noncompliances and liabilities as could not reasonably be expected to have a Material Adverse Effect on the Company.

                    (d)      Section 3.10 of the Company Disclosure Schedule sets forth the name of each officer or employee of the Company or any Company Subsidiary with an annual base compensation greater than $75,000, the annual base compensation applicable to each such officer or employee and a complete and accurate list of each (the items described in subsections (i) through (iv) below, collectively, the “Company Employment Contracts”):

                              (i)      employment, severance, or collective bargaining agreement not terminable without liability or obligation on 60 days' or less notice;

                              (ii)     agreement with any director, affiliate, executive officer, or other key employee (or any member of the immediate family of any of the foregoing), agent, or contractor of the Company or any subsidiary of the Company, the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company or any Company Subsidiary of the Company of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or any Company Subsidiary, or providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees, agents, or contractors generally;

                              (iii)    agreement, plan, or arrangement under which any person may receive payments that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's “parachute payment” under Section 280G of the Code; and

                              (iv)    agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                    SECTION 3.11.  Labor Matters. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is the subject of any Claim which is pending, or to the Company’s knowledge, threatened, asserting that the Company or any Company Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any Company Subsidiary to bargain with any labor organization as to wages or conditions of employment. No strike or other labor dispute involving the Company or any Company Subsidiary is pending or, to the Company’s knowledge, threatened. To the Company’s knowledge, there is no activity involving any employees of the Company or any Company Subsidiary seeking to certify a collective bargaining unit or engaging in any other organizational activity. To the Company’s knowledge, as of the date hereof and except as described in Section 3.11 of the Company Disclosure Schedule, no executive, key employee, or group of employees has any plans to terminate employment with the Company or any Company Subsidiary.

                    SECTION 3.12.  Taxes. The Company and each of the Company Subsidiaries have (i) filed all federal, state, local and foreign tax returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all taxes shown to be due on such returns and paid all applicable ad valorem and value added taxes as are due and (iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.12 of the Company Disclosure Schedule, neither the IRS nor any other federal, state, local or foreign taxing authority has asserted any Claim for taxes, or to the best knowledge of the Company, is threatening to assert any Claims for taxes, which Claims could reasonably be expected to have a Material Adverse Effect on the Company. The Company has open years for federal, state and foreign income tax returns only as set forth in Section 3.12 of the Company Disclosure Schedule. The Company and each Company Subsidiary have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which could not reasonably be expected to have a Material Adverse Effect on the Company. There are no liens for taxes upon the assets of the Company or any Company Subsidiary (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which could not reasonably be expected to have a Material Adverse Effect on the Company.

                    SECTION 3.13.  Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Cleanup” means any investigative, monitoring, cleanup, removal, containment or other remedial or response action required by any Environmental Law or Occupational Safety and Health Law, and the terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act; (ii) “Environment” means soil, land surface or subsurface strata, surface waters (including navigable water and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other similar medium or natural resource; (iii) “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility (whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) arising from or under Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (1) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product), (2) any fine, penalty, judgment, award, settlement, Claim, damages, loss, demand and response, investigative, monitoring, remedial or inspection cost or expense arising under Environmental Law or Occupational Safety and Health Law, (3) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, (whether or not such Cleanup has been required or requested by any Governmental Authority or other person) and for any natural resource damage, or (4) any other compliance, corrective or remedial measures required under any Environmental Law or Occupational Safety and Health Law; (iv) “Environmental Law” means the United States Comprehensive Environmental Response, Compensation, and Liability Act and any other Law that requires or relates to (1) advising appropriate Governmental Authorities, employees or the public of intended or actual Releases of Hazardous Materials, violations of discharge or emission limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (2) preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment, (3) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, (4) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (5) protecting resources, species or ecological amenities, (6) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances, (7) Cleanup of Hazardous Materials that have been Released, preventing the threat of Release or paying the costs of such Cleanup or prevention, or (8) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (v) “Facility” means any real property (including all parcels and tracts of land in which the Company and each Company Subsidiary have a fee simple estate or a leasehold estate, and all improvements, easements and appurtenances thereto) or tangible personal property interest owned or operated by the Company and each Company Subsidiary, including such real property and tangible personal property used or operated by the Company and each Company Subsidiary at the locations listed in Section 3.17(b) or (c) of the Company Disclosure Schedule, and, for purposes of this Section 3.13 and the definition of “Hazardous Activity,” the term also includes any Real Property or tangible personal property interest formerly owned or operated by the Company and each Company Subsidiary or any predecessor person; (vi) “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from any of the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to individuals or property on or off the Facilities, or that may affect the value of any of the Facilities or the assets of the Company and the Company Subsidiaries; (vii) “Hazardous Material” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials; (viii) “Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions; and (ix) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

                    (b)      Except as described in Section 3.13 of the Company Disclosure Schedule, the Company and each Company Subsidiary are, and at all times have been, in compliance with, and have not been and are not in violation of or liable under, any Environmental Law or Occupational Safety and Health Law. Except as described in Section 3.13 of the Company Disclosure Schedule, the Company does not have any basis to expect, nor has the Company and each Company Subsidiary or any other person for whose conduct any of them is or may be held responsible received, any actual or threatened Order, notice or other communication from (i) any Governmental Authority or other person acting in the public interest or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which the Company or any Company Subsidiary has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any Company Subsidiary or any other person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                    (c)      Except as described in Section 3.13 of the Company Disclosure Schedule, there are no pending or, to the Company’s knowledge, threatened, Claims, charges, mortgages, liens, security interests or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any Facilities or any other properties and assets (whether real, personal or mixed) in which the Company or any Company Subsidiary has or had an interest.

                    (d)      Except as described in Section 3.13 of the Company Disclosure Schedule, the Company and each Company Subsidiary have no basis to expect, nor has it or any other person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any actual, alleged, possible or potential violation of or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any actual, alleged, possible or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which the Company or any Company Subsidiary had an interest, or with respect to any property or facility to or by which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any Company Subsidiary or any other person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                    (e)      Except as described in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any other person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal or mixed) in which the Company or any Company Subsidiary (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

                    (f)      Except as described in Section 3.13 of the Company Disclosure Schedule, no Hazardous Materials are present on or in the environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of any Facility or such adjoining property, or incorporated into any structure therein or thereon. None of the Company, the Company Subsidiaries, each other person for whose conduct any of them is or may be held responsible and to the Company’s knowledge any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or other property or asset (whether real, personal or mixed) in which the Company or any Company Subsidiary has or had an interest.

                    (g)      Except as described in Section 3.13 of the Company Disclosure Schedule, there has been no Release or, to the Company’s knowledge, threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which the Company or any Company Subsidiary has or had an interest, or any geologically or hydrologically adjoining property, whether by the Company, any Company Subsidiary or any other person.

                    (h)      The Company and each Company Subsidiary have delivered or made available to Acquiror true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company and each Company Subsidiary pertaining to Hazardous Materials or Hazardous Activities in, on, or under any Facilities, or concerning compliance by the Company, any Company Subsidiary, or any other person for whose conduct they are or may be held responsible, with Environmental and Occupational Safety and Health Laws.

                    SECTION 3.14.  Opinion of Financial Advisor. The Company has received the written opinion of BMO Nesbitt Burns Corp. (“Company Banker”) on the date of this Agreement to the effect that the consideration to be paid by Acquiror in the Merger is fair from a financial point of view to the Company’s shareholders (other than Acquiror, Acquiror Sub and their affiliates) as of the date thereof.

                    SECTION 3.15.  Brokers. No broker, finder or investment banker (other than Company Banker) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore furnished to Acquiror a correct copy of all agreements between the Company and Company Banker pursuant to which such firm would be entitled to any payment relating to the Transactions.

                     SECTION 3.16.  Tangible Property. The Company and the Company Subsidiaries have good and marketable title to all of their tangible properties and assets required to conduct their respective businesses, with only such exceptions as could not reasonably be expected to have a Material Adverse Effect on the Company. All of the assets of the Company and the Company Subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable could reasonably be expected to have a Material Adverse Effect on the Company.

                    SECTION 3.17.  Real Property. (a) For purposes of this Agreement, the term “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (A) mechanic's, materialmen's, and similar liens, (B) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and (C) purchase money liens and liens securing rental payments under capital lease arrangements.

                    (b)      Section 3.17(b) of the Company Disclosure Schedule lists and describes briefly all real property that the Company or any Company Subsidiary owns or owned within the last three years. With respect to each such parcel of owned real property that the Company or any Company Subsidiary owns, except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto; (ii) there are no pending or, to the knowledge of the Company, threatened special assessments, condemnation proceedings, Claims or administrative actions relating to the property or other matters adversely affecting the current use, occupancy, or value thereof; (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; (iv) all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws; (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; (vi) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; (vii) there are no parties (other than the Company and each Company Subsidiary) in possession of the parcel of real property; (viii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; (ix) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available; and (x) to the knowledge of the Company, all buildings, other improvements and facilities owned by the Company or any Company Subsidiary are structurally sound, are in good operating condition and repair, and are free from material defects, and such buildings, other improvements and facilities are sufficient for the continued conduct of the business of the Company after the consummation of this transaction in substantially the same manner as conducted before the consummation of this transaction.

                    (c)       Section 3.17(c) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Company Subsidiary. The Company has delivered to the Acquiror correct and complete copies of the leases and subleases listed in Section 3.17(c) of the Company Disclosure Schedule. With respect to each such lease and sublease, except as disclosed in Section 3.17(c) of the Company Disclosure Schedule: (i) such lease or sublease is legal, valid, binding, enforceable, and in full force and effect; (ii) such lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) no party to the lease or sublease has repudiated any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease; (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease; (vii) neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; (viii) all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws; (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; (x) the owner of the facility leased or subleased has good and marketable title to the parcel of real property; and (xi) to the knowledge of the Company, all buildings, other improvements and facilities leased by the Company or any Company Subsidiary are structurally sound, are in good operating condition and repair, and are free from material defects, and such buildings, other improvements and facilities are sufficient for the continued conduct of the business of the Company after the consummation of this transaction in substantially the same manner as conducted before the consummation of this transaction.

                    SECTION 3.18.  Intellectual Property. The Company and the Company Subsidiaries own or have a valid license to use all inventories, patents, trademarks, service marks, trade names, copyrights, trade secrets, software, mailing lists and other intellectual property rights (collectively, the “Intellectual Property”) necessary to carry on their respective businesses as currently conducted; and neither the Company nor any Company Subsidiary has received any notice of infringement of or conflict with, and, to the Company’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Intellectual Property that, in either such case, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

                    SECTION 3.19. Board Recommendation; State Takeover Statutes. At a meeting duly called and held in compliance with Virginia Law, the Board of Directors of the Company has unanimously adopted a resolution that, in accordance with the directors’ good faith busines judgment of the best interests of the Company, (i) the Merger is approved and (ii) this Agreement and the Transactions are approved and recommending approval and adoption of this Agreement and the Transactions by the shareholders of the Company. Such approval is sufficient to render inapplicable to the Merger and the other Transactions the provisions of Section 13.1-728.1 of Virginia Law. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any Transaction, and no provision of the articles of incorporation, bylaws or other governing instruments of the Company or any Company Subsidiary would, directly or indirectly, restrict or impair the ability of Acquiror to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and the Company Subsidiaries that may be acquired or controlled by Acquiror.

                    SECTION 3.20.  Contracts. (a) Section 3.20(a) of the Company Disclosure Schedule lists each contract to which the Company or any Company Subsidiary is a party (each such contract referred to in subsections (i) through (vi) below, a “Material Contract”): (i) that is required by its terms or is currently expected to result in the payment or receipt by the Company or any Company Subsidiary of more than $100,000; (ii) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company or any Company Subsidiary, or involve consideration in excess of $100,000; (iii) under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company (each of which is identified in Section 3.20(a)(iii) of the Company Disclosure Schedule); (iv) all material agreements relating to joint ventures, partnerships and equity or debt investments (each of which is identified in Section 3.20(a)(iv) of the Company Disclosure Schedule); (v) all noncompetition agreements, limitations on the Company’s or any Company Subsidiary’s ability to provide services or products to any customer or potential customer or similar restrictions on their respective businesses (each of which is identified in Section 3.20(a)(v) of the Company Disclosure Schedule); and (vi) all agreements, notes, bonds, indentures or other instruments governing indebtedness for borrowed money, and any guarantee thereof or the pledge of any assets or other security therefor (each of which is identified in Section 3.20(a)(vi) of the Company Disclosure Schedule). Each Material Contract is in full force and effect and is enforceable against the parties thereto (other than the Company) in accordance with its terms and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by the Company or, to the knowledge of the Company, any third party under such Material Contracts. The Company has duly complied in all material respects with the provision of each Material Contract to which it is a party.

                    (b)      Except as set forth in Section 3.20(b) to the Company Disclosure Schedule, no shareholder that to the knowledge of the Company beneficially owns in excess of 5% of the Company Common Stock, officer, director, employee or agent (or any member of the immediate family of any of the foregoing) of the Company or any Company Subsidiary or any affiliate of any officer or director of the Company or any Company Subsidiary (i) has any interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of the Company or any Company Subsidiary (other than as an owner of outstanding securities of the Company), (ii) is indebted or otherwise obligated to the Company (other than expense advances in the ordinary course of business) or (iii) has any direct or indirect interest of any nature whatsoever in any person or business which competes with, conducts any business similar to, has any arrangement or agreement (including arrangements regarding the shared use of personnel or facilities) with (whether as a customer or supplier or otherwise), or is involved in any way with, the Company or any Company Subsidiary. The Company is not indebted or otherwise obligated to any such person described above, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. As of the date of this Agreement, to the knowledge of the Company, there are no losses, claims, damages, costs, expenses, liabilities or judgments which would entitle any director, officer or employee (or any member of the immediate family of any of the foregoing) of the Company or any Company Subsidiary to indemnification by the Company or any Company Subsidiary under applicable Law, the certificate of incorporation (or similar instrument) or bylaws (or similar instrument) of the Company or any Company Subsidiary or any insurance policy maintained by the Company or any Company Subsidiary.

                    SECTION 3.21.  Inventory. The inventory of the Company and each Company Subsidiary consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The inventory of the Company and each Company Subsidiary existing on the date of the Most Recent Balance Sheet was recorded on the Most Recent Balance Sheet at the lower of its cost or its market value.

                    SECTION 3.22.  Product Liability. Except as disclosed in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability (and, to the Company’s knowledge, there are no grounds for any present or future Claim or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, use or consumption of any product manufactured, sold or delivered by the Company or any Company Subsidiary, that could reasonably be expected to have a Material Adverse Effect on the Company.

                    SECTION 3.23.  Customers. Section 3.23 of the Company Disclosure Schedule contains a list of (a) for each of the Company’s three most recent fiscal years, the Company’s and the Company Subsidiaries’ top 25 customers determined by each of turkey product sales and chicken product sales during such year, plus all other customers to which sales during such year represented at least 1% of either the turkey product or chicken product sales of the Company and the Company Subsidiaries for such year (the “Major Customers”) and (b) the amount of revenues attributable to each Major Customer in such fiscal year. The Company has previously provided to Acquiror a schedule of each of the Company’s and the Company Subsidiaries’ long-term pricing commitments for the Major Customers for the fiscal year ending July 1, 2000, and no material reduction in any such commitment has occurred subsequent to July 1, 2000. Except as indicated on Section 3.23 of the Company Disclosure Schedule, none of the Major Customers has terminated or materially altered its relationship with the Company or any Company Subsidiary since July 1, 2000, or, to the Company’s knowledge, threatened to do so or otherwise notified the Company or any Company Subsidiary of its intention to do so, and there has been no material dispute with any of the Major Customers since July 1, 2000.

                    SECTION 3.24.  Insurance. The Company and each Company Subsidiary is insured for such amounts and upon such terms as required by any contractual or legal obligation binding on any of them. Section 3.24 of the Company Disclosure Schedule contains a complete listing of all insurance (and all self-insurance arrangements) maintained by the Company and each Company Subsidiary as of the date hereof, or, if not currently maintained, that provides coverage for any current or contingent claim, indicating the form of coverage, name of carrier and broker, coverage limits and premium, expiration dates, deductibles, and all endorsements.

                    SECTION 3.25.  Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholders’ Meeting (as hereinafter defined) (such proxy statement, as amended and supplemented, being referred to herein as the “Proxy Statement”), excluding any information supplied by Acquiror for inclusion therein, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Company Shareholders’ Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which shall have become false or misleading.

                    SECTION 3.26.  Rights Agreement. The Company has provided Acquiror with a complete and correct copy of that certain Shareholder Protection Rights Agreement dated as of February 4, 1994, by and between the Company and First Union National Bank of North Carolina (the “Rights Agreement”), including all amendments and exhibits thereto. None of the execution or delivery of this Agreement or the consummation of the Merger or any Transaction will cause the occurrence of the Separation Time, a Flip-in Date, a Flip-over Transaction or Event or a Stock Acquisition Date (as each such term is defined in the Rights Agreement) or will cause the Rights (as such term is defined in the Rights Agreement) to become exercisable under the Rights Agreement, and no event or circumstance described in this sentence has occurred. The Expiration Time (as such term is defined in the Rights Agreement) shall occur at the Effective Time.

                    SECTION 3.27.  Fees and Expenses of Transactions. The fees and expenses of the attorneys, accountants, brokers, investment bankers and advisors retained by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement do not exceed the amount set forth in Section 3.27 of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR
AND ACQUIROR SUB

                    Acquiror and Acquiror Sub hereby, jointly and severally, represent and warrant to the Company that:

                    SECTION 4.01.  Corporate Organization. Each of Acquiror and Acquiror Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder and to consummate the Transactions.

                   SECTION 4.02.  Authority Relative to This Agreement. Each of Acquiror and Acquiror Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Acquiror and Acquiror Sub and the consummation by Acquiror and Acquiror Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the Merger, the filing and recordation of appropriate Articles of Merger with the Corporation Commission, as required by Virginia Law). This Agreement has been duly and validly executed and delivered by Acquiror and Acquiror Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Acquiror and Acquiror Sub enforceable against each of Acquiror and Acquiror Sub in accordance with its terms.

                    SECTION 4.03.  No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of either Acquiror or Acquiror Sub, (ii) conflict with or violate any Law applicable to Acquiror or Acquiror Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror or Acquiror Sub or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Acquiror Sub is a party or by which Acquiror or Acquiror Sub or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Acquiror and Acquiror Sub from performing their respective obligations under this Agreement and consummating the Transactions.

                    (b)      The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, Blue Sky Laws, the HSR Act and filing and recordation of appropriate Articles of Merger with the Corporation Commission as required by Virginia Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to prevent or delay consummation of the Transactions or otherwise prevent Acquiror or Acquiror Sub from performing their respective obligations under this Agreement.

                    SECTION 4.04.  Proxy Statement. The information supplied by Acquiror for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Company Shareholders’ Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which shall have become false or misleading.

                    SECTION 4.05.  Acquiror and Acquiror Sub Holdings in Company Stock. Acquiror and Acquiror Sub, as of September 26, 2000 and the date hereof, own no shares of Company Common Stock.

                    SECTION 4.06.  Financing. Acquiror (a) has received fully executed written commitments, copies of which have been provided to the Company, to provide any funds necessary (together with other financing currently available to the Company) to satisfy all of Acquiror’s and Acquiror Sub’s obligations under this Agreement and in connection with the transaction contemplated hereby, and (b) subject to the satisfaction of the conditions to Acquiror’s and Acquiror Sub’s obligations stated in Article VII, will have at the Closing the necessary financing to perform such obligations.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

                    SECTION 5.01.  Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Acquiror shall otherwise agree in writing, (a) the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice, (b) the Company shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations and (c) the Company shall not, and shall not permit any Company Subsidiary to:

                              (i)      amend or otherwise change its articles of incorporation or bylaws or comparable organizational documents;

                              (ii)     issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of capital stock of the Company or any Company Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company (except for the issuance of up to 8,300 shares of Company Common Stock pursuant to the Company Plans, the issuance of rights pursuant to the Rights Agreement and the issuance of shares of capital stock pursuant to currently outstanding Company Options, Company Warrants and rights pursuant to the Rights Agreement, in each case in accordance with the terms thereof as in effect on the date hereof) or any Company Subsidiary, or (B) any of the Company’s or any Company Subsidiaries’ assets except for sales in the ordinary course of business and in a manner consistent with past practice;

                              (iii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                              (iv)    reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                              (v)     (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition of assets in the ordinary course of business consistent with past practice; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice (1) in a principal amount not, in the aggregate, in excess of $100,000 and repayable without premium or penalty or (2) to fund the purchase of inventory and other working capital items; (C) enter into any contract or agreement material to the business, results of operations or financial condition of the Company other than in the ordinary course of business, consistent with past practice; (D) authorize any individual capital expenditure in excess of $100,000, or capital expenditures in the aggregate in excess of $1,000,000 in any month; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (v);

                              (vi)    increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary or enter into or amend any collective bargaining agreement, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees, except as contemplated by the last sentence of Section 2.02(a);

                              (vii)   settle or compromise any pending or threatened litigation which is material or which relates to the transactions contemplated hereby, provided that nothing in this Section 5.01(c)(vii) will prohibit the Company from settling or compromising any such litigation if, after consultation with counsel, the Company believes that such action is necessary to comply with its fiduciary duties; or

                              (viii) engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.08 above; or

                              (ix)    otherwise take any action or willfully omit to take any commercially reasonable action that could reasonably be expected to make any representation or warranty in Article III above untrue or incorrect in any material respect at any time, including as of the Effective Time, as if made as of such time.

ARTICLE VI

ADDITIONAL AGREEMENTS

                    SECTION 6.01.  Shareholders’ Meeting. The Company shall, in accordance with applicable law and the Company’s Articles of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following execution of this Agreement for the purpose of considering and taking action on this Agreement and the Merger (the “Company Shareholders’ Meeting”) and (ii) unless this Agreement has been terminated pursuant to Section 8.01(d) hereof, include in the Proxy Statement the unanimous recommendation of the Board of Directors of the Company that the shareholders of the Company approve and adopt this Agreement and the Merger and use its reasonable best efforts to obtain such approval and adoption.

                    SECTION 6.02.  Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Acquiror, Acquiror Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Acquiror and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Acquiror and Acquiror Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders Meeting at the earliest practicable time.

                    SECTION 6.03.  Appropriate Action; Consents; Filings. (a) The Company, Acquiror and Acquiror Sub shall use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) Virginia Law, (C) the HSR Act and any related governmental request thereunder, and (D) any other applicable Law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

                    (b)      Each of Acquiror and the Company shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (A) necessary to consummate the Transactions, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent any state of events that could reasonably be expected to cause a Material Adverse Effect to occur prior to or after the Effective Time. If Acquiror or the Company shall fail to obtain any third party consent described in the foregoing sentence, it shall use its best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                    (c)      From the date of this Agreement until the Effective Time, each party shall promptly notify the other party of any pending, or to the best knowledge of the first party, threatened, action, proceeding or investigation by or before any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or Acquiror Sub to own or operate all or any portion of the businesses or assets of the Company, which in either case could reasonably be expected to have a Material Adverse Effect on the Company prior to the Effective Time, or a Material Adverse Effect on Acquiror and Acquiror Sub (including the Surviving Corporation) after the Effective Time.

                    SECTION 6.04.  Access to Information; Confidentiality. Subject to the confidentiality agreement, dated August 28, 2000, between the Company and Acquiror (the “Confidentiality Agreement”), from the date hereof to the Effective Time, the Company will provide to Acquiror, during normal business hours and upon reasonable notice, access to all information and documents which Acquiror may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company.

                    SECTION 6.05.  No Solicitation of Transactions. (a) The Company shall not, directly or indirectly, and shall not permit any of its or the Company Subsidiaries’ officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) to, (i) solicit, initiate or encourage the submission of any proposal that either constitutes a Business Combination Transaction (as such term is defined in Section 8.02) or may reasonably be expected to lead to a Business Combination Transaction with the Company, other than the Merger (a “Takeover Proposal”), or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 6.05 shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with a bona fide unsolicited written Takeover Proposal by such person that involves consideration to the Company’s shareholders with a value that the Company’s Board of Directors in good faith reasonably believes, after receiving advice from the Company Banker, is superior to the consideration provided for in the Merger (after taking into consideration the liability in respect of the Alternative Proposal Fee) received by the Company after the date of this Agreement and prior to receipt of shareholder approval of the Merger in accordance with Virginia Law, if, and only to the extent that, (1) the Company’s Board of Directors, based on the advice of independent legal counsel of the Company and the Company Banker, determines in its good faith business judgment that such action is required in order for such Board of Directors to satisfy its duties to the Company imposed by Virginia Law and (2) at least three business days prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (A) gives Acquiror prior written notice (which shall include a copy of such written Takeover Proposal) of the Company’s intention to furnish such information or begin such discussions and (B) receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company agrees not to release any third party from, or waive any provision of, any confidentiality agreement to which the Company is a party. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                    (b)      Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval (including, without limitation, any resolution providing for such approval) or recommendation by such Board of Directors or such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, except, in either case, at or after the termination of this Agreement pursuant to Section 8.01(d).

                    (c)      Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to any tender or exchange offer; provided, however, that neither the Company nor its Board of Directors nor any committee thereof, shall, except as permitted by Section 6.05(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation with respect to this Agreement or the Merger (including, without limitation, any resolution providing for such approval), or approve or recommend, or propose to approve or recommend, any Takeover Proposal.

                    SECTION 6.06.  Directors’ and Officers’ Indemnification. (a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Articles of Incorporation and Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company or any of the Company Subsidiaries, unless such modification shall be required by Virginia Law.

                     (b)      From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with, any threatened or actual Claim, based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director or officer of the Company or any of the Company Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Law. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Acquiror and Acquiror shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim, provided that Acquiror shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. The Indemnified Parties as a group shall retain only one law firm (plus appropriate local counsel) to represent them with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties at the expense of Acquiror.

                    (c)      For a period of six years after the Effective Time, Acquiror shall cause to be maintained in effect the Company’s current policy of Directors’ and Officers’ Liability Insurance (provided that Acquiror may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect) with respect to claims arising from facts or events that occurred before the Effective Time to the extent available at an annual premium not in excess of 200% of the last annual premium paid by the Company prior to the date hereof. If Acquiror is unable to obtain the insurance required by this Section 6.06(c) at an annual premium not in excess of the foregoing amount, then it shall obtain the greatest amount of comparable insurance then reasonably available to it for an annual premium not in excess of the foregoing amount.

                    SECTION 6.07.  Obligations of Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

                    SECTION 6.08.  Public Announcements. Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation; provided, however, that the press release announcing this Agreement shall be in the form previously agreed to by Acquiror and the Company. Prior to the Effective Time, the Company will not issue any other press release or otherwise make any public statements regarding its business, except to the extent that (i) such statement is not prohibited by Section 6.05 and (ii) the Company’s Board of Directors determines in good faith, based upon the advice of outside legal counsel, that any such communication is required to satisfy its duties to the Company.

                    SECTION 6.09.  Delivery of SEC Documents. The Company shall promptly deliver to Acquiror true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

                     SECTION 6.10.  Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                    SECTION 6.11.  Further Action. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

                    SECTION 6.12.  Postponement of Annual Meeting. The Company shall as soon as possible after the date of this Agreement indefinitely postpone its annual meeting of shareholders currently scheduled for October 28, 2000, and shall take no action unless compelled by legal process to reschedule such annual meeting or to call a special meeting of shareholders of the Company, except in accordance with this Agreement, unless and until this Agreement has been terminated in accordance with its terms.

                     SECTION 6.13.  Letters of Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Acquiror “comfort” letters of KPMG LLP, the Company’s independent public accountants, dated and delivered on the date on which the Proxy Statement is mailed to the Company’s shareholders and on the date of the Closing, each addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                    SECTION 6.14.  Continuation of Benefits. (a) Acquiror agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and the Company Subsidiaries will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by Acquiror to its similarly situated employees.

                    (b)      Employees of the Company (and, after the Merger, the Surviving Corporation) shall be given credit for all actual service with the Company and the Company Subsidiaries under all employee benefit plans, programs and policies of the Surviving Corporation or Acquiror in which they become participants for all purposes thereunder, except to the extent that such crediting would produce duplication of benefits.

                    (c)      From and after the Effective Time, Acquiror shall, to the extent permitted under the relevant plan and within Acquiror’s control, (i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such limitations or waiting periods did not apply to the employees of the Company under its plans in existence as of the date hereof) under any group health plans of Acquiror to be waived with respect to employees of the Company and their eligible dependents and (ii) give each employee of the Company credit for the plan year in which the Effective Time occurs toward applicable deductions and annual out-of-pocket limits for health expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year.

                    SECTION 6.15.  Severance Policy and Other Agreements. Acquiror shall honor or cause to be honored all severance and retention agreements and employment agreements with the Company’s directors, officers and employees set forth in Section 6.15(a) of the Company Disclosure Schedule. The Company represents and warrants that it has provided to Acquiror true and complete copies of such agreements. Except as set forth in Section 6.15(b) of the Company Disclosure Schedule, the Company represents and warrants that it has taken all necessary action to ensure that no payments or amounts due will be in excess of applicable tax deductibility limits or will give rise to any excise taxes.

                    SECTION 6.16.  Grower Relations. Acquiror shall comply with the terms of all existing grower contracts.

                    SECTION 6.17.  Environmental Assessments. On or before October 6, 2000, the Company shall deliver to Acquiror a Phase I environmental assessment audit conducted after September 1, 2000 by Nova Consulting Group, Inc. or Patton, Harris, Rust and Associates conducted in accordance with all applicable American Society for Testing and Materials standards (including ASTM E1527-00 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process) (a “Phase I Assessment”) on each parcel of real property identified as a “2000 Phase I” property on Section 6.17 of the Company Disclosure Schedule, which the Company represents and warrants constitute all parcels of real property identified on Section 3.17(b) or (c) of the Company Disclosure Schedule that are or have been used for any purpose other than (i) idle land, (ii) growing crops, (iii) as a turkey breeder farm, (iv) growing out chickens and/or turkeys, (v) as a leased residential apartment or (vi) as the location of communication towers to the extent identified on Section 6.17 of the Company Disclosure Schedule. Acquiror shall determine no later than ten business days after receipt of all Phase I Assessments required above, whether any recommended or otherwise suggested Phase II Assessments (as defined below) are waived with respect to the closing condition set forth in Section 7.02(f) below. Acquiror shall notify the Company in writing of its determination no later than such tenth business day, and such notice shall identify the Phase II Assessments that should be obtained by the Company, or acknowledge that the closing condition set forth in Section 7.02(f) is satisfied. As soon as possible after receipt of any such notice from Acquiror identifying any Phase II Assessments to be obtained, but in no event later than ten business days after receipt of such notice, the Company shall deliver to Acquiror a Phase II environmental assessment audit conducted after September 1, 2000 by Nova Consulting Group, Inc. or Patton, Harris, Rust and Associates in accordance with all applicable American Society for Testing and Materials standards (including ASTM E1903-97 Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process) (a “Phase II Assessment”), to the extent recommended or otherwise suggested by any of the Phase I Assessments referred to above in this Section 6.17 and not waived by Acquiror. Acquiror shall notify the Company in writing of its determination, no later than five business days after receipt of all such Phase II Assessments, as to whether the closing condition in Section 7.02(f) is satisfied. All such Phase I and Phase II Assessments shall be performed for the mutual benefit of Acquiror and the Company. All costs and expenses associated with the Phase I and Phase II Assessments shall be paid by the Company. If Acquiror is required by this Section 6.17 to provide any notice but fails to do so, the Company shall promptly notify Acquiror of such failure, and Acquiror shall provide the required notice within three business days of receipt of such notification by the Company.

ARTICLE VII

CONDITIONS TO THE MERGER

                    SECTION 7.01.  Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and Acquiror Sub to consummate the Merger are subject to the satisfaction of the following conditions:

                              (a)      this Agreement and the Transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the shareholders of the Company in accordance with Virginia Law and the Company’s Articles of Incorporation and Bylaws and the rules of the National Association of Securities Dealers, Inc.;

                              (b)      no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

                              (c)      any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

                    SECTION 7.02.  Conditions to the Obligations of Acquiror and Acquiror Sub. The obligations of Acquiror and Acquiror Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

                              (a)      the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time and each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Acquiror shall have received a certificate of an executive officer of the Company to that effect;

                              (b)      since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, shall have occurred, and neither the Company nor any Company Subsidiary shall have suffered any damage, destruction or loss materially affecting the business or properties of the Company and the Company Subsidiaries, taken as a whole;

                              (c)      Acquiror shall have received the “comfort” letters contemplated by Section 6.13 above;

                              (d)      The Company shall have terminated its Poultry Producer Stock Purchase Plan, Amended and Restated Employee Stock Purchase Plan, Dividend Reinvestment and Stock Purchase Plan and Plan to Issue Stock for Director Compensation in accordance with the terms of each such plan;

                              (e)      The Company shall have obtained the consent of each other person and Governmental Authority (in a form reasonably satisfactory to Acquiror) whose consent shall be required in connection with the Merger under all agreements and Laws to which the Company or any Company Subsidiary is a party or bound, other than consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or Acquiror; and

                              (f)       The Company shall have delivered to Acquiror the Phase I and Phase II Assessments within the time periods and as otherwise required by Section 6.17 hereof, and all recognized environmental conditions or concerns identified in any of such Phase I or Phase II Assessments shall not and could not reasonably be expected to result in remediation costs, liabilities and/or necessary compliance expenditures in the aggregate (taking into consideration all other expected remediation costs, liabilities and/or necessary compliance expenditures identified in such Phase I or Phase II Assessments) in excess of $1,000,000.

                    SECTION 7.03.  Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further condition: Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time and each of the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of an executive officer of Acquiror to that effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

                    SECTION 8.01.  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

                              (a)      by mutual written consent duly authorized by the Boards of Directors of each of Acquiror, Acquiror Sub and the Company;

                              (b)      by either Acquiror or the Company, if either (i) the Effective Time shall not have occurred on or before March 30, 2001 (or such later date as shall be agreed to in writing by Acquiror and the Company); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 6.03(a);

                              (c)      by Acquiror, if (i) the Board of Directors of the Company withdraws, or modifies in any respect adverse to Acquiror, its approval or recommendation of this Agreement or the Merger or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any Takeover Proposal or resolved to do so, or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is announced or commenced, and the Board of Directors of the Company fails, within ten business days, to recommend against the shareholders of the Company tendering their shares into such tender offer or exchange offer;

                              (d)      by the Company, if the Company’s Board of Directors determines in its good faith business judgment (subject to compliance with Section 6.05), after consultation with independent legal counsel, that such termination is required in order for such Board of Directors to satisfy its duties to the Company imposed by Virginia Law by reason of a Takeover Proposal; provided that any termination of this Agreement by the Company pursuant to this Section 8.01(d) shall not be effective until the Company has made payment of the full fee required by Section 8.02(a) hereof;

                              (e)      by Acquiror or the Company, if the shareholders of the Company shall have failed to approve and adopt this Agreement and the Merger at a meeting (including any adjournment or postponements) duly convened therefor;

                              (f)      by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) would not be satisfied (a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Acquiror may not terminate this Agreement under this Section 8.01(f);

                              (g)      by Acquiror, (i) if on or before October 6, 2000 the Company fails to deliver to Acquiror any Phase I Assessment as required by Section 6.17 hereof, Acquiror provides notice of such failure and the Company fails to deliver all such Phase I Assessments within three business days after such notice, (ii) if on or before the tenth business day following a notice from Acquiror with respect thereto as required by Section 6.17 hereof, the Company fails to deliver to Acquiror any Phase II Assessment as required by Section 6.17 hereof, Acquiror provides notice of such failure and the Company fails to deliver all such Phase II Assessments within three business days after such notice, or (iii) at any time prior to the fifth business day following the delivery of all Phase II Assessments required by Section 6.17 hereof (or, if no such Phase II Assessments are so required, the tenth business day following the delivery of all Phase I Assessments required by Section 6.17 hereof), if any Phase I or Phase II Assessments identify any recognized environmental conditions or concerns that would or could reasonably be expected to result in remediation costs, liabilities and/or necessary compliance expenditures in the aggregate (taking into consideration all other expected remediation costs, liabilities and/or necessary compliance expenditures identified in the Phase I or Phase II Assessments) in excess of $1,000,000; or

                              (h)      by the Company, upon breach of any representations, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 7.03 would not be satisfied (“Terminating Acquiror Breach”); provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror through best efforts and for so long as Acquiror continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(h). Acquiror’s agreement to deliver written notices as required by Section 6.17 shall not be considered curable, except as provided in the last sentence of Section 6.17.

                    SECTION 8.02.  Fees and Expenses. (a) The Company shall pay Acquiror a fee (an “Alternative Proposal Fee”) equal to the sum of $10,000,000, less any Acquiror Expenses previously paid by the Company, if:

                    (i)      this Agreement is terminated pursuant to Section 8.01(c) or (d); or

                    (ii)     this Agreement is terminated pursuant to Section 8.01(e), and any Business Combination Transaction is thereafter consummated (or an agreement with respect thereto is entered into) within 12 months of such termination.

As used herein, the term “Business Combination Transaction” shall mean any of the following involving the Company: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Transactions); (2) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 20% or more of the assets of the Company in a single transaction or series of related transactions; (3) the acquisition by a person or entity or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 20% or more of the shares of Company Common Stock, whether by tender offer, exchange offer or otherwise; (4) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (5) the repurchase by the Company or any Company Subsidiary of 20% or more of the Shares.

                              (b)      Acquiror shall be entitled to receive the Acquiror Expenses in immediately available funds in the event that this Agreement is terminated by Acquiror pursuant to Section 8.01(b)(i) (subject to the proviso thereof), Section 8.01(e) or Section 8.01(g). The Company shall be entitled to receive the Company Expenses in immediately available funds in the event that this Agreement is terminated by the Company pursuant to Section 8.01(b)(i) (subject to the proviso thereof) or Section 8.01(h) due to a failure by Acquiror to obtain the financing necessary to consummate the Transactions, unless at the time of such termination Acquiror would have been entitled to terminate this Agreement pursuant to Section 8.01(g).

                              (c)      In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, all obligations of the parties hereto shall terminate except the obligations of the parties pursuant to this Section 8.02 and Sections 8.03, 8.04, 9.02, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10, 9.11 and 9.12 and pursuant to the Confidentiality Agreement. No termination of this Agreement pursuant to Section 8.01(f) or 8.01(h) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys’ fees and the right to pursue any remedy at law or in equity. Notwithstanding the foregoing, if either party is required to file suit to seek the Alternative Proposal Fee, Acquiror Expenses or Company Expenses, and it ultimately succeeds on the merits, it shall be entitled to all expenses, including attorneys’ fees, which it has incurred in enforcing its rights under this Section 8.02.

                              (d)      As used herein, “Acquiror Expenses” means all out-of-pocket expenses and fees actually incurred or accrued by Acquiror or Acquiror Sub or on their respective behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to Acquiror (including financing, commitment and other fees payable thereto), accountants, environmental and other experts and consultants to Acquiror and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith.

                              (e)      As used herein, “Company Expenses” means all out-of-pocket expenses and fees actually incurred or accrued by the Company or on its behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, environmental and other experts and consultants to the Company and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith.

                              (f)      Except as set forth in this Section or elsewhere in this Agreement and except that the Company shall reimburse Acquiror for one-half of the HSR Act filing fee, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

                    SECTION 8.03.  Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the shareholders of the Company, no amendment may be made which would violate Virginia Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                    SECTION 8.04.  Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

                    SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Section 6.06 shall survive the Effective Time indefinitely.

                    SECTION 9.02.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                    if to Acquiror or Acquiror Sub:

                    Pilgrim’s Pride Corporation
                    110 South Texas
                    Pittsburg, Texas 75686-0093
                    Attention: Richard A. Cogdill
                    Facsimile: (903) 855-4934

                    with a copy to:

                    Baker & McKenzie
                    4500 Trammell Crow Center
                    2001 Ross Avenue
                    Dallas, Texas 75201
                    Attention: Alan G. Harvey
                    Facsimile: (214) 978-3099

                    if to the Company:

                    WLR Foods, Inc.
                    P.O. Box 7000
                    Broadway, Virginia 22815
                    Attention: James L. Keeler
                    Facsimile: (540) 896-0496

                    with a copy to:

                    Wharton Aldhizer & Weaver PLC
                    100 South Mason Street
                    P.O. Box 20028
                    Harrisonburg, Virginia 22801-7528
                    Attention: John W. Flora
                    Facsimile: (540) 434-5502

                    SECTION 9.03.  Certain Definitions. For purposes of this Agreement, the term:

                    (a)      “affiliate” of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

                    (b)      “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                    (c)       “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

                    (d)       “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                    (e)       “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                    (f)      “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                    SECTION 9.04.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                    SECTION 9.05.  Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II and Section 6.06 (collectively, the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                    SECTION 9.06.  Incorporation of Schedules. The Company Disclosure Schedule referred to herein and signed for identification by the parties hereto is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                    SECTION 9.07.  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                    SECTION 9.08.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE STATE OF DELAWARE.

                    SECTION 9.09.  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                    SECTION 9.10.  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    SECTION 9.11.  Waiver of Jury Trial. Each of Acquiror, the Company and Acquiror Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Acquiror, the Company or Acquiror Sub in the negotiation, administration, performance and enforcement thereof.

                    SECTION 9.12.  Entire Agreement. This Agreement, the Company Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Signature page follows.]

                    IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                                       PILGRIM’S PRIDE CORPORATION

                                                                       By  /s/ Lonnie Bo Pilgram
                                                                             Lonnie “Bo” Pilgrim
                                                                             Chairman of the Board

                                                                       PPC ACQUISITION CORP.

                                                                       By  /s/ Lonnie Bo Pilgram
                                                                             Lonnie “Bo” Pilgrim
                                                                             Chairman of the Board

                                                                       WLR FOODS, INC.

                                                                       By  /s/ James L. Keeler
                                                                       Name:  James L. Keeler
                                                                       Title:  CEO and President

EXHIBIT A

ARTICLES OF INCORPORATION
OF THE SURVIVING CORPORATION

ARTICLE ONE
NAME

The name of the Corporation is Pilgrim’s Pride Corporation of Virginia, Inc.

ARTICLE TWO
CAPITAL STOCK

          Section One. Authorized Shares. The Corporation shall have authority to issue Fifty Million (50,000,000) shares of Common Stock, par value of $0.00001 per share.

          At each annual or special meeting of shareholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of shareholders.
Dividends may be declared and paid to the holders of the Common Stock in cash, property, or other securities of the Corporation out of any net profits or net assets of the Corporation legally available therefor.

          All calculations with respect to percentage ownership of issued and outstanding shares of Common Stock will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last filed of (A) the Corporation’s most recent annual report on Form 10-K, (B) its most recent Quarterly Report on Form 10-Q, or (C) if any, its most recent Current Report on Form 8-K.

          Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their rights and interests.

          Section Two. Preemptive Rights. No holder of any shares of Common Stock of the Corporation shall have any right as such holder (other than such right, if any, as the Board of Directors in its discretion may determine) to purchase, subscribe for or otherwise acquire any unissued shares, or any option rights, or securities having conversion or option rights, of the Corporation now or hereafter authorized.

ARTICLE THREE
REGISTERED AGENT

          The name of the Corporation’s registered agent is Commonwealth Legal Services Corporation. The registered agent is a professional corporation of attorneys registered under Section 54.1-3902 of the Code of Virginia. The registered office address, which is the business office of the registered agent, is 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060-6802, in the county of Henrico.

ARTICLE FOUR
BOARD OF DIRECTORS

          Section One. Board of Directors. The Board of Directors shall have power to manage and administer the business and affairs of the Corporation. Except as expressly limited by law, all corporate powers of the Corporation shall be vested in and may be exercised by the Board of Directors.

          Section Two. Number. The Board shall consist of three (3) directors.

          Section Three. Removal. Shareholders may remove one or more directors only with cause, defined as willful misconduct or knowing violation of criminal law or of any federal or state securities law. However, shareholders may remove one or more directors with or without cause upon a recommendation for removal without cause from the Board of Directors passed by a two-thirds vote of the Board of Directors.

ARTICLE FIVE
LIMITATION OF LIABILITY AND INDEMNIFICATION

          Section One. Limitation or Elimination of Liability. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for any monetary damages in excess of one dollar.

          Section Two. Indemnification. The Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against all liabilities and expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law.

          Section 3. Determination to Indemnify. Subject to the provisions of Section 7 of this Article, a determination to indemnify a director or officer under Section 2 of this Article shall be made, in the first instance, by a majority vote of a quorum of the Board of Directors, such quorum consisting of disinterested directors. If a quorum of disinterested directors cannot be obtained, then the determination shall be made by a majority vote of a committee designated by the Board of Directors (in which designation interested directors may participate), the committee to consist solely of two or more disinterested directors. If such a committee cannot be designated, the determination shall be made by special legal counsel selected by a majority vote of a quorum consisting of disinterested directors, or, if the same cannot be obtained, by the committee described above. If neither a quorum consisting of disinterested directors or the committee described above can be obtained, the selection of special legal counsel shall be made by majority vote of the Board of Directors (in which selection interested directors may participate). Notwithstanding any other provision of the Article, in any instance, the determination to indemnify a director or officer may be made by vote of the shareholders, except that any shares owned, or voted under the control of, directors or officers who are parties to the proceeding may not be voted.

          Section 4. Advances and Reimbursements of Expenses. Once a determination to indemnify has been made pursuant to the provisions of Section 3 of this Article, the Corporation shall make advances for expenses of, and reimbursements for expenses incurred by, any director or officer in any proceeding described in Section 2 of this Article, upon receipt of an undertaking from the director or officer to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The director or officer also shall furnish the Corporation with a written statement of his good faith belief that he has met the standard of conduct described in Va. Code 13.1-697, as amended.

          Section 5. Indemnification of Agents and Employees. The Board of Directors may cause the Corporation to indemnify and make advances and reimbursements to any person not specified in Section 2 of this Article who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2. The provisions of Section 2 through 4 of this Article shall be applicable to any indemnification, determination, advancements and reimbursements provided pursuant to this Section.

          Section 6. Indemnification Insurance. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article, and also may procure insurance in such amounts as the Board of Directors may determine on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

          Section 7. Changes in the Board Composition. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification, advancement or reimbursement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 5 of this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominee shall select such special legal counsel.

           Section 8. Applicability of this Article. The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or appeal. Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE SIX
AMENDMENTS

          Where a shareholder vote is required by Virginia law, the Articles of Incorporation of the Corporation shall be amended by approval of the holders of a majority of all votes entitled to be cast provided such amendment has been recommended for approval to the shareholders of the Corporation by a majority of the Board of Directors. Where no shareholder vote is required by Virginia law, the Articles of Incorporation of the Corporation shall be amended by a vote of the Corporation’s Board of Directors without shareholder action.

ARTICLE SEVEN
AFFILIATED TRANSACTIONS

          Pursuant to Virginia Code Section 13.1-727, the Corporation expressly elects not to be governed by Title 13.1, Chapter 9, Article 14, Affiliated Transactions, as amended, of the Virginia Code.

ARTICLE EIGHT
CONTROL SHARE ACQUISITIONS

          Pursuant to Virginia Code Section 13.1-728.2, the Corporation expressly elects not to be governed by Title 13.1, Chapter 9, Article 14.1, Control Share Acquisitions, as amended, of the Virginia Code with respect to acquisitions of shares of the Corporation.